Exhibit 5.1

[Form of Legal Opinion]

[Letterhead of Ater Wynne LLP]

Board of Directors

Pixelworks, Inc.

8100 SW Nyberg Road

Tualatin, OR 97062

Re:	Pixelworks, Inc.

Gentlemen:

In connection with the public offering of up to 81,365,879 shares of common stock, par value $0.001 per share of Pixelworks, Inc., an Oregon corporation (the “Company”), under the Registration Statement on Form S-4, SEC File No. 333-104641 (the “Registration Statement”), and the proposed issuance of the common stock pursuant to the terms of a merger agreement entered into by and among the Company, Genesis Microchip Inc. and Display Acquisition Corporation, we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of common stock being registered under the Registration Statement to be issued and sold pursuant to the merger agreement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required to be filed pursuant to Section 7 of the Securities Act of 1933, as amended, or the rules thereunder.

Very truly yours,

Ater Wynne LLP